     As filed with the Securities and Exchange Commission on July 3, 2002

                                          Registration Statement No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------
                              SHERWOOD BRANDS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           North Carolina                                                                   56-1349259
  (State or Other Jurisdiction of                                                        (I.R.S. Employer
   Incorporation or Organization)                                                     Identification Number)

                                                                                             Uziel Frydman
                                                                                 President and Chief Executive Officer
                      Sherwood Brands, Inc.                                              Sherwood Brands, Inc.
                  1803 Research Blvd., Suite 201                                     1803 Research Blvd., Suite 201
                    Rockville, Maryland 20850                                          Rockville, Maryland 20850
                          (301) 309-6161                                                     (301) 309-6161
       (Address, Including Zip Code, and Telephone Number,             (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)               Include Area Code, of Agent for Service)

                          Copies of Communications to:
                              Gary M. Epstein, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500
                           (Facsimile) (305) 579-0717

                              --------------------

        Approximate Date of Commencement of Proposed Sale to the Public:
   As soon as practicable after the Registration Statement becomes effective.

                              --------------------
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                              --------------------

                                           CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                           Proposed Maximum     Proposed Maximum
                                                           Amount to be   Offering Price Per       Aggregate           Amount of
   Title of Each Class of Securities to be Registered       Registered           Unit            Offering Price     Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock, par value $.01 per share .......      270,564          $4.425(1)           $1,197,245.70         $110.15
------------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock, par value $.01 per share .......       38,652 (2)      $6.4681             $  250,005.00         $ 23.00
------------------------------------------------------------------------------------------------------------------------------------
      Total ...........................................      309,216                                                    $133.15
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act, and based on the average of the high and low prices as reported on the American Stock Exchange of the registrant's common stock on June 26, 2002.
(2) Shares of Class A Common Stock issuable upon the exercise of outstanding warrants.
(3)  Based upon the exercise price of the warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject To Completion, Dated _______, 2002

Prospectus

                              Sherwood Brands, Inc.

                                     309,216
                                     Shares
                              Class A Common Stock

The Offering:

    . This prospectus relates to the sale by the selling shareholders of up to 270,564 shares of our Class A common stock as well as up to 38,652 shares of our Class A common stock issuable upon the exercise of outstanding warrants. The common stock and the warrants were issued to the selling shareholders in connection with the merger of Sherwood Acquisition Corp., our wholly owned subsidiary, with and into Asher Candy Acquisition Corporation.

Use of Proceeds:

    . We will not receive any proceeds from sales of any of the common stock by the selling shareholders. The selling shareholders may sell, directly or through one or more underwriters, brokers, dealers or agents in one or more transactions in the market, all or a portion of the securities offered. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of shares for whom they may act as agent. This compensation may be in excess of those customary in the types of transactions involved. See "Plan of Distribution."

Trading Market:

    . Our Class A common stock is listed and quoted on the American Stock Exchange under the symbol "SHD."

Offering Expenses:

    . We have agreed to bear the expenses of the registration of the resale of the shares of Class A common stock by the selling shareholders.

Risk Factors:

    . Please see the section entitled "Risk Factors" on page 2 of this prospectus for a discussion of risks that you should consider before purchasing any of the securities covered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. They have not made, and they will not make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________, 2002.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

         This summary highlights selected information and does not contain all the information that is important to you. We urge you to read the entire prospectus and the documents we have referred you to in "Where You Can Find More Information" on page 8 for more information about our company and our financial statements. You should pay special attention to the risks of investing in our common stock discussed under "Risk Factors." Except where the context otherwise requires, the terms "we," "us," "our" or "Sherwood Brands" refer to the business of Sherwood Brands, Inc. and its consolidated subsidiaries. All dollar amounts are expressed in U.S. dollars.

Our Business

         Sherwood Brands, Inc. is engaged in the manufacture, marketing and distribution of a diverse line of brand name candies, cookies, chocolates and gifts. We manufacture jelly beans, lollipops, biscuits, soft and hard candies and assemble seasonal gift items, including gift baskets. Our principal branded products are COWS(TM) butter toffee candies, DEMITASSE(R) biscuits, RUGER(R) wafers, SMILE POPS(R) lollipops, STRIP-O-POPS(R) lollipops and ELANA(R) Belgian chocolates. We also market SOUR FRUIT BURST(TM) fruit-filled hard candies, as well as certain holiday specialty products, such as PIRATE'S GOLD COINS(TM) milk chocolates for Christmas and TOKENS OF LOVE(TM) milk chocolates for Valentine's Day. Our marketing strategy, including our packaging of products, is designed to maximize freshness, taste and visual appeal, and emphasizes highly distinctive, premium quality products that are sold at prices that compare favorably to those of competitive products. We believe that all of our operations are part of the confectionery industry and we currently report as a single industry segment.

         We currently purchase most of our contract-manufactured products from third-party sources located in Argentina, Austria, Belgium, Holland, Germany, Italy, and Ireland. We purchase ingredients and packaging materials from numerous third-party suppliers. Such ingredients and packaging materials include flour, sugar, shortening, flavorings, butter, folding cartons, shipping cartons and wrapping film. The primary source of components used in our line of holiday gift items and gift baskets, which are assembled at our Central Falls, RI and our New Bedford, MA facilities, are manufacturers located in Asia, principally China.

         We sell our products primarily to mass merchandisers and other retail customers, grocery and drug store chains, club stores, convenience stores, specialty shops and wholesalers. Our mass merchandiser customers include Family Dollar, Target, Dollar General, K-Mart and Wal-Mart. Vending companies are our second largest customer category. ELANA Belgian chocolates, RUGER wafers, COWS butter toffee candies and SOUR FRUIT BURST candies are available in vending machines as well as through traditional outlets. We also sell our products to numerous gourmet distributors throughout the United States. These distributors in turn sell products to a wide base of gourmet stores. We have two manufacturing facilities and three assembly facilities.

                              Corporate Information

         We are a North Carolina corporation. Our principal executive offices are located at 1803 Research Blvd., Suite 201, Rockville, Maryland 20850. Our telephone number is (301) 309-6161.

                                  RISK FACTORS

         You should carefully consider the following risks before making an investment decision. If any of the following risks occurs, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline, and you might lose all or part of your investment.

         The loss of a significant customer could have an adverse effect on our business. We are dependent on a limited number of customers for a significant portion of our revenues. Wal-Mart, Kmart and Sam's Club accounted for approximately 32%, 18% and 9%, respectively, of our sales for the three months ended April 30, 2002. We do not maintain agreements with our customers and sell products pursuant to purchase orders placed from time to time in the ordinary course of business. The loss of a significant customer could have an adverse effect on our business.

         We face significant competition in the marketing and sale of our products. Our products compete for consumer recognition and shelf space with candies, cakes, cookies, chocolates and other food products which have achieved international, national, regional and local brand recognition and consumer loyalty. These products are marketed by companies (which may include our suppliers) with significantly greater financial, manufacturing, marketing, distribution, personnel and other resources than we have. Some of these competitors, such as Hershey Food Corporation, M&M Mars, Inc., Nestle, S.A., Nabisco, Inc., Keebler Company and Sunshine Biscuits, Inc., dominate the markets for candy and cookie products, and have substantial promotional budgets which enable them to implement extensive advertising campaigns. The food industry is characterized by frequent introductions of new products, accompanied by substantial promotional campaigns. While we believe that our existing products compete favorably and that increased marketing and sales efforts will result in increased product recognition and market penetration, there can be no assurance that we will be able to continue to compete successfully.

         We face various risks relating to a recent acquisition. We recently acquired the business of Asher Candy Acquisition Corporation. Acquisitions expose us to various risks, including:

     .   Failure to realize efficiencies in marketing and manufacturing;

     .   Failure to increase sales volume;

     .   Failure to reduce costs by consolidating manufacturing; and

     . Exposure to known or unknown liabilities associated with the acquired business.

         Our success is highly dependent on consumer preferences and industry factors. The markets for candy and cookie products are affected by changes in consumer tastes and preferences and nutritional and health-related concerns. We could be subject to increased competition from companies whose products or marketing strategies address these concerns. In addition, the markets for our products may be subject to national, regional and local economic conditions which affect discretionary spending, demographic trends and product life cycles, whereby product sales increase from their introductory stage through their maturity and then reach a stage of decline over time.

         We have limited historical profitability and can not assure you about future operating results. Although we have achieved increased levels of revenues, we have historically, until recently, achieved limited profitability. Our operating expenses have increased and can be expected to continue to increase in connection with any expansion activities undertaken by us, including those relating to advertising and product manufacturing. Accordingly, our profitability will depend on our ability to improve our operating margins and increase revenues from operations. Unanticipated expenses, unfavorable currency exchange rates, increased price competition and adverse changes in economic conditions could have a material adverse effect on our operating results. There can be no assurance that we will achieve significantly increased levels of revenues or that our future operations will continue to be profitable.

         We depend on our trademarks. We hold United States trademark registrations for the "ELANA," "RUGER", "TONGUE TATTOO", "STRIP-O-POP", "SMILE POPS" and "demitasse" names, and have filed trademark registrations for certain other names, including "COWS," and use other names for which we have not applied for registration. We believe that our rights to these names are a significant part of our business and that our ability to create demand for our products is dependent to a large extent on our ability to exploit these trademarks. We can not assure you as to the adequacy of protection that trademarks will afford us, that any trademark application will result in registered trademarks, or that trademarks will not be invalidated if challenged. We are not aware of any infringement claims or other challenges to our rights to use these marks. We are applying for the international registration of all of our trademarks.

         We are dependent on third-party manufacturers and suppliers. We are dependent on the ability of our manufacturers to adhere to our product, price and quality specifications and scheduling requirements. Our operations require us to have production orders in place in advance of shipment to our warehouses (product deliveries typically take 60 days). Any delay by manufacturers in supplying finished products to us would adversely affect our ability to deliver products on a timely and competitive basis. In addition, raw materials necessary for the manufacture of our products at our facilities, including flour, sugar, shortening, butter and flavorings, are purchased from third-party suppliers. We do not maintain agreements with any such suppliers and we are, therefore, subject to risks of periodic price fluctuations, shortages and delays. We anticipate that we will become increasingly dependent on third parties for necessary raw materials used in the manufacture of our products, and a material interruption in the availability or significant price increases for raw materials would have a material adverse effect on our operating margins.

         We face various risks relating to foreign manufacturing. We have been and will continue to be subject to risks associated with the manufacture of products in foreign countries, primarily in Argentina, Austria, Belgium, China, Holland and Ireland. Such risks include material shipping delays, fluctuations in foreign currency exchange rates, customs duties, tariffs and import quotas and international political, regulatory and economic developments. We assume the risk of loss, damage or destruction of products when shipped by a manufacturer, although we maintain cargo insurance on such shipments. Because we pay for some of our products manufactured outside the United States in foreign currencies, any weakening of the United States dollar in relation to relevant foreign currencies, could result in significantly increased costs to us. In addition, some products manufactured overseas are subject to import duties. Deliveries of products from our foreign manufacturers could also be delayed or restricted by the future imposition of quotas, and there can be no assurance that we would be able to obtain quality products at favorable prices from domestic or other suppliers whose quotas have not been exceeded by the supply of products to existing customers.

         Our operating results fluctuate and we are subject to seasonality. Our operating results are subject to fluctuations as a result of new product introductions, the timing of significant operating expenses and customer orders, delays in shipping orders, pricing and seasonality. Our sales typically increase toward the middle of our fiscal year, principally due to the holiday season. Unanticipated events, including delays in product shipments past the time of peak sales or significant decreases in sales during the middle of our fiscal year, could have an adverse effect on our operating results.

         We are subject to government regulation. We are subject to extensive regulation by the United States Food and Drug Administration, the United States Department of Agriculture and by other state and local authorities in jurisdictions in which our products are manufactured or sold. Among other things, such regulation governs the importation, manufacturing, packaging, storage, distribution and labeling of our products, as well as sanitary conditions and public health and safety. Applicable statutes and regulations governing our products include "standards of identity" for the content of specific types of products, nutritional labeling and serving size requirements and general "Good Manufacturing Practices" with respect to manufacturing processes. Our facilities and products are subject to periodic inspection by federal, state and local authorities. We believe that we are in compliance with all governmental laws and regulations and that we maintain all permits and licenses required for our operations. Nevertheless, there can be no assurance that we will continue to be in compliance with current laws and regulations or that we will be able to comply with any future laws and regulations and licensing requirements. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

         We may incur product liability claims that are not fully insured. As a manufacturer and marketer of food products, we are subject to product liability claims from consumers. We maintain product liability insurance with limits of $2,000,000 in the aggregate and $1,000,000 per occurrence (with excess coverage of $10,000,000), which we believe is adequate for the types of products we currently offer. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at a reasonable cost. In the event of a partially or completely uninsured successful claim against us, our financial condition and reputation would be materially affected.

         We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success. Our success is dependent on the personal efforts of Uziel Frydman, our Chairman, President and Chief Executive Officer, Amir Frydman, our Vice President of Marketing and Christopher Willi, our Chief Financial Officer. Although we have entered into employment agreements with Messrs. Uziel Frydman and Amir Frydman and we are in the process of entering into an employment agreement with Mr Christopher Willi, the loss or interruption of the services of such individuals could have a material adverse effect on our business. We maintain "key-man" insurance in the amount of $1 million on the life of Mr. Uziel Frydman. Our success also depends upon our ability to hire and retain additional qualified management, marketing and other personnel. Competition for qualified personnel in the food industry is intense, and there can be no assurance that we will be able to hire or retain qualified personnel. Failure to hire and retain qualified personnel could adversely affect our success.

         Our President and Chief Executive Officer controls our company. Mr. Uziel Frydman, President and Chief Executive Officer of our company, owns 400,000 shares of Class A Common Stock (with a right to acquire an additional 202,984 upon the exercise of options) and 1,000,000 shares of Class B Common Stock, representing, in the aggregate, approximately 43% of the outstanding Common Stock of our company and 76% of the voting control of our company, assuming that all of the warrants are exercised. Accordingly, Mr. Frydman will be able to direct the election of all of our company's directors, increase the authorized capital, dissolve, merge or sell the assets of our company, and generally direct the affairs of our company.

         We may issue "blank check" preferred stock that would prevent a change of control. Our Articles of Incorporation, as amended, authorize our board of directors to issue up to 5,000,000 shares of "blank check" preferred stock without stockholder approval, in one or more series and to fix the dividend rights, terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges, and restrictions applicable to each new series of preferred stock. The issuance of shares of preferred stock in the future could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, could make it difficult for a third party to gain control of our company, prevent or substantially delay a change in control, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. Although we have no current plans to issue any shares of Preferred Stock or designate any series of Preferred Stock, there can be no assurance that our board of directors will not decide to do so in the future.

         We are prohibited from paying dividends. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends is prohibited by the terms of our financing agreements.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains some forward-looking statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "project," "could," "anticipates," "estimates," "intends," "may," "pro forma" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The risks and uncertainties include those risks and uncertainties identified under the heading "Risk Factors" in this prospectus. Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the selling shareholders of any of the shares offered hereby. We will pay all of the costs of this offering.

                              SELLING SHAREHOLDERS

         The following table sets forth information with respect to the selling shareholders as of June 25, 2002. Except as otherwise disclosed, the selling shareholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates. Because the selling shareholders may offer all or some portion of the shares pursuant to this prospectus, we cannot give an estimate as to the number of shares that the selling shareholders will hold upon termination of any of these sales. In addition, the selling shareholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which it provided the information to us regarding its shares, in transactions exempt from the registration requirements of the Securities Act.

------------------------------------------------------------------------------------------------------------------------
                                                                                                      Percentage of
                                                                                 Number of Shares        Shares
                                       Number of Shares                         Beneficially Owned     Beneficially
                                      Beneficially Owned     Number of Shares         After             Owned After
     Selling Shareholder                      (1)                 Offered         Offering (1)(2)      Offering (1)(2)
-------------------------------------------------------------------------------------------------------------------------
Eleanor Levie                             170,066.174 (3)       170,066.174 (3)            0                  *
   259 Cherry Lane
   Doylestown, PA  18901
------------------------------------------------------------------------------------------------------------------------
James Spampinato                           77,302.806 (4)        77,302.806 (4)            0                  *
   19 Green Knoll Ct.
   Northport, NY  11768
------------------------------------------------------------------------------------------------------------------------
StepCap LLC                                30,922.122 (5)        30,922.122 (5)            0                  *
   c/o Warren Fader
   126 East 56/th/ Street,
   21/st/ floor
   New York, NY  10022
------------------------------------------------------------------------------------------------------------------------
CMCO, Inc.                                 15,461.561 (6)        15,461.561 (6)            0                  *
   c/o Carl Marx & Co., Inc.
   135 East 57/th/ Street
   New York, NY  10022
------------------------------------------------------------------------------------------------------------------------
Robert Davidoff                             7,731.280 (7)         7,731.280 (7)            0                  *
   c/o Carl Marx & Co., Inc.
   135 East 57/th/ Street
   New York, NY  10022
------------------------------------------------------------------------------------------------------------------------
Howard Davidoff                             7,731.280 (8)         7,731.280 (8)            0                  *
   c/o Carl Marx & Co., Inc.
   135 East 57/th/ Street
   New York, NY  10022
------------------------------------------------------------------------------------------------------------------------

________________
* Less than 1%

(1) Except as otherwise noted, we determine beneficial ownership in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities and Exchange Act of 1934, as amended. We treat shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent these securities are currently exercisable or convertible within 60 days of June 25, 2002, as outstanding for computing the percentage of the person holding such securities. Unless otherwise noted, each identified person or group possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. We treat shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days as outstanding only to determine the number and percent owned by such person or group.

(2) Assuming that all shares offered here are sold but no other securities held by the selling shareholder are sold.
(3) Includes 21,258.174 shares of Class A common stock issuable upon the exercise of outstanding warrants.
(4) Includes 9,662.806 shares of Class A common stock issuable upon the exercise of outstanding warrants.
(5) Includes 3,865.122 shares of Class A common stock issuable upon the exercise of outstanding warrants.

(6) Includes 1,932.561 shares of Class A common stock issuable upon the exercise of outstanding warrants.
(7) Includes 966.280 shares of Class A common stock issuable upon the exercise of outstanding warrants.
(8) Includes 966.280 shares of Class A common stock issuable upon the exercise of outstanding warrants.

Transfer Agent and Registrar

         The transfer agent for our Class A common stock is Continental Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

         We are registering the shares on behalf of the selling shareholders which includes transferees among such selling shareholders, donees and pledgees receiving shares from them after the date of this prospectus. The selling shareholders have advised us that they may sell their shares offered here to purchasers directly. Alternatively, the selling shareholders may offer the shares to or through underwriters, brokers/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom they may act as agents. The selling shareholders and any underwriters, brokers/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any profit realized by them on the sale of such shares and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act. This compensation may be in excess of that customary in the types of transactions involved.

         Each of the selling shareholders has agreed, not to sell our common stock that was issued to them pursuant to the merger between of Sherwood Acquisition Corp. and Asher Candy Acquisition Corporation, the resale of which is being registered hereby, in excess of the volume limitations set forth in Rule 144(e) of the rules and regulations promulgated pursuant to the Act (whether or not Rule 144 if applicable to such sale), for a period of one year after April 25, 2002.

         The selling shareholders have advised us that they may sell the shares in one or more transactions:

         .        at fixed prices;

         .        at market prices prevailing at the time of sale;

         .        at prices related to prevailing market prices; and/or

         . at varying prices determined at the time of sale or at negotiated prices.

         The sale of shares may be effected in transactions (which may involve crosses or block transactions):

         . on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

         .        in the over-the-counter market;

         . in transactions otherwise than on such exchanges or in the over-the-counter market; or

         .        through the writing of options.

         Because the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the American Stock Exchange. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Act may apply to their sales in the market.

         Upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, which supplement will disclose:

         . the name of each such selling shareholder and of the participating broker-dealer(s);

         .        the number of shares involved;

         .        the price at which such shares were sold;

         . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         . that such broker-dealer(s) did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

         .        such other facts as may be material to the transaction.

         Pursuant to our agreement with the selling shareholders, we will pay all expenses of the registration of the shares, including, without limitation, commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against certain civil liabilities, including certain liabilities under the Securities Act, or it will be entitled to the appropriate contribution.

                                  LEGAL MATTERS

         The validity of the issuance of the underlying warrants and the shares of common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements incorporated in this registration statement by reference from the Annual Report on Form 10-K of Sherwood Brands, Inc. for the year ended July 31, 2001 have been audited by BDO Seidman LLP, independent certified public accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of local public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

         .        incorporated documents are considered part of this prospectus;

         . we can disclose important information to you by referring you to those documents; and

         . information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

         . our quarterly report on Form 10-Q for the quarter ended April 30, 2002 filed on June 14, 2002;

         . our quarterly report on Form 10-Q for the quarter ended January 31, 2002 filed on March 18, 2002;

         . our quarterly report on Form 10-Q for the quarter ended October 31, 2001 filed on December 14, 2001;

         . our annual report on Form 10-K for the year ended July 31, 2001 filed on October 29, 2001;

         .      our current report on Form 8-K filed on May 8, 2002; and

         . the Post-Effective Amendment No. 1 to Registration Statement on Form SB-2 filed on January 18, 2002.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

         . any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

         . definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

         .      any reports filed under Section 15(d) of the Securities Exchange
                Act.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date. You may request, orally or in writing, a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                              Sherwood Brands, Inc.
                         1803 Research Blvd., Suite 201
                            Rockville, Maryland 20850
                                 (301) 309-6161
                      Attn: Christopher J. Willi, Secretary

     Prospective investors may rely only on the information contained in this prospectus. Neither any underwriter nor we has authorized anyone to provide prospective investors with different or additional information.  This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale
is not permitted. The information contained in this prospectus is correct            Sherwood Brands, Inc.
only as of the date of this prospectus, regardless of the time of the
delivery of this prospectus or any sale of these securities.                         Class A Common Stock



                                TABLE OF CONTENTS


                                                                   Page
Prospectus Summary ......................................           1
Risk Factors ............................................           2                      PROSPECTUS
Cautionary Note Regarding Forward-Looking Statements ....           5
Use of Proceeds .........................................           5
Selling Shareholders ....................................           6
Plan of Distribution ....................................           8
Legal Matters ...........................................           9
Experts .................................................           9                  _________________, 2002
Where You Can Find More Information .....................           9

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      Other Expenses of Issuance and Distribution (1)

         The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee ......        $       133.15
Accounting Fees and Expenses .............................              2,000.00
Legal Fees and Expenses ..................................              3,000.00
Blue Sky Fees ............................................                  0.00
Printing Expenses ........................................                  0.00
Transfer Agent Fees and Expenses .........................                  0.00
Miscellaneous ............................................                 17.85
                                                                  --------------
Total ....................................................        $     5,150.00
___________________________
(1)      The amounts set forth above are estimated.

Item 15.      Indemnification of Directors and Officers

         Section 55-2-02 of the North Carolina Business Corporation Act (the "NCBCA") enables a North Carolina corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for (i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation, (ii) improper distributions described in Section 55-8-33 of the NCBCA, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The Registrant's Restated and Amended Articles of Incorporation limit the personal liability of its directors to the fullest extent permitted by the NCBCA. This provision does not prevent the Registrant or its shareholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, however, shareholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

         Section 55-8-50 through 55-8-58 of the NCBCA contain provisions entitling the Registrant's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Registrant. The Restated and Amended Articles of Incorporation also include provisions to the effect that (subject to certain exceptions) the Registrant shall, to the maximum extent permitted from time to time under the NCBCA, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as may from time to time be in effect. In addition, the Registrant intends to enter into indemnification agreements with its directors and officers prior to the consummation of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charter provision by-law, contract, arrangement, statutes or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Additionally, Section 55-8-57 of the NCBCA authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. The Registrant's directors and officers, are currently covered under directors' and officers' insurance policies maintained by the Registrant that will indemnify such persons against certain liabilities arising from acts or omissions in the discharge of their duties. Such insurance policies provide $2.5 million coverage for liabilities, including liabilities for alleged violation of securities laws.

Item 16.  Exhibits

         The following exhibits are included as part of this Registration
Statement:

     Exhibits  Description

        2.1 Agreement and Plan of Merger by and among Sherwood Brands, Inc., a North Carolina corporation, Sherwood Acquisition Corp., a Wyoming corporation, Asher Candy Acquisition Corporation, a Wyoming corporation and the shareholders of the Corporation, dated April 25, 2002. (1)

        5.1    Opinion of Greenberg Traurig, P.A.

       23.1    Consent of Greenberg Traurig, P.A. (included in exhibit 5.1)

       23.2    Consent of BDO Seidman, LLP

       24.1    Power of Attorney (filed with the signature page)


/(1)/Filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 8, 2002

Item 17.  Undertakings

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement.

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 3 day of July, 2002.

                                        SHERWOOD BRANDS, INC.

                                        By: /s/ Uziel Frydman
                                           -------------------------------------
                                           Uziel Frydman
                                           Chief Executive Officer and President

                      (power of attorney on following page)

                        SIGNATURES AND POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Uziel Frydman and Amir Frydman, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                  TITLE                                  DATE
----------------------------------        -------------------------------------- ------------------------------------
                                           President, Chief Executive Officer                July 3, 2002
  /s/ Uziel Frydman                                   and Director
--------------------------------
  Uziel Frydman                              (Principal Executive Officer)

                                          Chief Financial Officer and Secretary              July 3, 2002
  /s/ Christopher J. Willi                    (Principal Accounting Officer)
--------------------------------
  Christopher J. Willi

                                           Executive Vice-President, Treasurer
  /s/ Amir Frydman                                    and Director                           July 3, 2002
--------------------------------
  Amir Frydman

                                                        Director
  /s/ Douglas A. Cummins                                                                     July 3, 2002
--------------------------------
  Douglas A. Cummins

                                                        Director                             July 3, 2002
  /s/ Jean E. Clary
--------------------------------
  Jean E. Clary

                                                        Director                             July 3, 2002
  /s/ Guy Blynn
--------------------------------
  Guy Blynn

                                 Exhibit Index



Exhibit
Number                     Description

 5.1                       Opinion of Greenberg Training, PA

23.2                       Consent of Independent Certified Public Accountants